CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-5787) pertaining to the Neurocrine Biosciences, Inc. Amended 1992 Incentive Stock Plan, the Neurocrine Biosciences, Inc. Amended 1996 Director Option Plan and the Northwest NeuroLogic, Inc. Restated 1997 Incentive Stock Plan of our report dated January 26, 1999, except for Note 13 for which the date is March 2, 1999, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1998.


                                                 ERNST & YOUNG LLP

San Diego, California
January 26, 1999,
except for Note 13, as to which the date is March 2, 1999